Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for Second Quarter 2015

Active Originations and Lower Prepayments Drive Portfolio Growth;

Pipeline Remains Strong

FARMINGTON, Conn., July 8, 2015 – Horizon Technology Finance Corporation (NASDAQ: HRZN) ("Horizon"), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today provided a portfolio update for the second quarter of 2015.

“During the second quarter, we took advantage of our enhanced liquidity position and strong demand for the Company’s growth capital to originate $48 million of loans, most of which closed late in the quarter,” said Gerald A. Michaud, President of Horizon. “While we achieved significant portfolio growth through investments in nine new companies and four existing portfolio companies, we expect continued competitive pressure in the third quarter and beyond, which may impact our rate of growth. Additionally, we experienced notably lower prepayment activity during the second quarter, leading us to anticipate lower prepayment levels for the remainder of 2015. With a robust and attractive pipeline in our target markets, we remain focused on funding high quality venture loans that generate attractive on-boarding yields as well as monetizing our warrant portfolio.”

New Loans Funded

Horizon funded new loans in the second quarter of 2015 totaling $48.0 million to the following portfolio companies:

•	$7.5 million to a new portfolio company, Medsphere Systems Corporation, a provider of affordable and interoperable electronic health record solutions.
•	$7.5 million to a new portfolio company, The NanoSteel Company, Inc., a leader in nano-structured steel materials design.
•	$7.5 million to a new portfolio company, SilkRoad Technology, Inc., a global provider of cloud-based talent management solutions.
•	$6.0 million to a new portfolio company, a provider of technology-enabled signal detection solutions in global clinical trials of treatments for central nervous system disorders.
•	$4.0 million to a new portfolio company, Bridge2 Solutions, Inc., a leading provider of marketing and fulfillment solutions for enterprise loyalty rewards programs.
•	$3.0 million to a new portfolio company, SavingStar, Inc., a money saving service that helps shoppers save on groceries and online purchases.
•	$2.5 million to an existing portfolio company, Additech, Inc., a technology company that designs, builds and operates a unique at-the-pump automobile engine maintenance system.
•	$2.5 million to a new portfolio company, Powerhouse Dynamics, Inc., a provider of enterprise energy management systems for portfolios of small commercial facilities.
•	$2.0 million to an existing portfolio company, mBlox Incorporated, a global provider of A2P (application-to-person) text messaging.
•	$2.0 million to a new portfolio company, a provider of privileged identity management solutions for hybrid enterprises.

•	$1.5 million to an existing portfolio company, ZetrOz, Inc., a medical device manufacturer developing an ultrasound pain therapy device.
•	$1.0 million to a new portfolio company, Innovatient Solutions, Inc., a provider of an interactive patient care system for hospitals and clinics designed to improve patient outcomes.
•	$1.0 million to an existing portfolio company, a provider of Carrier Ethernet solutions for the metro edge.

Liquidity Events

During the quarter ended June 30, 2015, Horizon experienced liquidity events from two portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In May, Xcovery Holding Company LLC (“Xcovery”) prepaid the outstanding principal balance of $386,000 on its venture loan, plus interest and prepayment fee. Horizon continues to have rights to receive success fees from Xcovery, if Xcovery achieves certain financial milestones.

In June, AccuVein, Inc. (“AccuVein”) prepaid the outstanding principal balance of $5.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in AccuVein.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the second quarter of 2015 totaling $5.4 million, compared to early pay-offs totaling $18.0 million during the first quarter of 2015. During the second quarter of 2015, Horizon received regularly scheduled principal payments on investments totaling $5.4 million compared to regularly scheduled principal payments totaling $7.7 million during the first quarter of 2015.

Commitments

During the quarter ended June 30, 2015, Horizon closed new loan commitments totaling $57.0 million to 10 companies, compared to the quarter ended March 31, 2015, wherein Horizon closed new loan commitments totaling $24.4 million to six companies.

Pipeline

As of June 30, 2015, Horizon's unfunded loan approvals and commitments ("Committed Backlog") were $41.8 million to 15 companies, compared to a Committed Backlog of $37.2 million to 13 companies as of March 31, 2015. While Horizon's portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

IPO Activity

As of June 30, 2015, Horizon held warrants in one portfolio company, eASIC Corporation, that had filed a registration statement in connection with its potential initial public offering (“IPO”). There can be no assurance that this portfolio company will complete its IPO in a timely manner or at all.

On June 23, 2015, Nivalis Therapeutics, Inc. (NASDAQ: NVLS), formerly N30 Pharmaceuticals, Inc., a portfolio company, completed its IPO.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com